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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 8-K/A2

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 31, 2000

                             MORROW SNOWBOARDS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


         OREGON                         0-27002                 93-1011046
(STATE OR OTHER JURISDICTION OF       (COMMISSION              (IRS EMPLOYER
INCORPORATION OR ORGANIZATION)        FILE NUMBER)        IDENTIFICATION NUMBER)

                             2600 PRINGLE ROAD, S.E.
                                 SALEM, OR 97302
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                                 (503) 375-9300
               REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE


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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         FORWARD-LOOKING STATEMENTS. This Current Report on Form 8-K contains forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. When used in this report, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to Morrow Snowboards, Inc. dba Granite Bay Technologies ("Granite Bay") or its management, including without limitation, IDW (as defined herein) and Granite Bay's other subsidiaries, are intended to identify such forward-looking statements. Granite Bay's actual results, performance or achievements could differ materially from the results expressed in, or implied by these forward-looking statements. Granite Bay wishes to caution readers of the important factors, among others, that in some cases have affected, and in the future could affect Granite Bay's actual results and could cause actual consolidated results for fiscal Year 2000, and beyond, to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Granite Bay. These factors include without limitation, Granite Bay's change in business lines, Granite Bay's ability to obtain capital and other financing in the amounts and the times needed, initiatives by competitors, price pressures, changes in the political climate for business in China, and the loss of one or more of IDW's significant customers, and the risk factors listed from time to time in Granite Bay's SEC reports, including but not limited to the report on Form 10K for the year ended December 26, 1998 and risk factors listed under "A Variety of Factors Will Affect Granite Bay's Operating Results" herein.

         IDW AND PRC COMPANIES ACQUISITION. In a Form 8-K filed February 1, 2000 with the Securities and Exchange Commission ("SEC") Granite Bay reported its acquisition on January 31, 2000 of International DisplayWorks, Inc. ("IDW"), a Delaware corporation with offices and headquarters at 599 Menlo Drive, Suite 200, Rocklin, California 95765; telephone: 916-415-0645, and IDW's subsequent acquisition on February 1, 2000, through its wholly owned subsidiary, International DisplayWorks Hong Kong ("IDW HK"), a company organized under the laws of Hong Kong, People's Republic of China ("PRC") of (i) MULCD Microelectronics Company Ltd. ("MULCD") and (ii) IDW Shenzhen Technology Development Company, Ltd. ("IDW STD"), two companies organized under PRC law (collectively, the "PRC Companies"). IDW, IDW HK and the PRC Companies will operate as an integrated company. The business activities of each of the companies is discussed under "IDW Business" herein.

         The acquisition of IDW was pursuant to a Securities Purchase Agreement under which Granite Bay exchanged 2,680,000 shares of its Common Stock (no par value) ("Common Stock") for all the outstanding securities and rights to acquire securities of IDW. A copy of the Securities Purchase Agreement is attached as
Exhibit 99.13. Following such share exchange, IDW became a wholly owned subsidiary of Granite Bay. Additionally, Granite Bay loaned approximately $4.3 million to IDW to finance the acquisition of MULCD and IDW STD, as outlined below, and to provide for working capital needs. It expects to advance up to a total of $10 million to IDW to provide financing for the balance of the purchase price for the PRC Companies and additional working capital. The loans are evidenced by demand promissory

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notes that bear interest at the rate of 6% per annum, subject to adjustment.
Unless otherwise noted, all references herein to monetary amounts are to United States Dollars ("US $").

         IDW's corporate offices consist of 9300 square feet in an industrial park in Rocklin, California. The lease is for a term of 62 months expiring April 2005. Besides the base rent of $8,816.85 per month, IDW pays a proportionate share of operating expenses not to exceed $2,149.20 per month. After 32 months, the base rent will adjust to $9,257.69 for the remainder of the lease.

         IDW's officers and Board of Directors are as follows:

         PRINCIPAL EXECUTIVE OFFICERS

         ANTHONY G. GENOVESE, PRESIDENT AND CEO, age 57, founded IDW in June 1999 to purchase the shares of MULCD and VKSTD. IDW operated MULCD and VKSTD under a management contract with Vikay Industrial, (Singapore) Limited (Vikay), MULCD's and VKSTD's parent company, from August 1, 1999 through the acquisition of the PRC Companies on February 1, 2000. From 1997 to 1999, Mr. Genovese was President, joint member of the Office of the Chief Executive and member of Board of Directors of Vikay. Vikay entered Judicial Management, a form of bankruptcy proceeding in Singapore, in December 1997. Mr. Genovese was selected for this position by the Judicial Managers of Vikay. Vikay is a public company listed on the SESDAQ exchange in Singapore. In 1986, Mr. Genovese founded VGI, a joint venture company, with Vikay to market Vikay LCD's and to help Vikay enter the LCD module business in the United States. He introduced custom products to major companies as ADEMCO, GE, Honeywell, Schlumberger, AT&T, Milton Bradley, Lifescan and White-Rogers. In 1992, VGI became a subsidiary of Vikay, Vikay America, Inc., and Mr. Genovese continued as President and CEO of Vikay
America from 1992 to 1997.

         From 1976 to 1985, Mr. Genovese served as General Manager of PCI Displays (Singapore) Pte. Limited, a subsidiary of Printed Circuit International ("PCI"), Sunnyvale, California. PCI is a manufacturer of printed circuit boards and other electronics. During this period, he pioneered the use of LCD's in automobiles from after-market to OEM with Renault and Ford and headed up R&D in the improvement of chip-on-board technology that was pioneered by PCI. From 1972 to 1976, Mr. Genovese served as an R&D Engineer at Beckman Instruments to develop proprietary LCD technologies. He produced the first reliable twisted nematic LCD's that were used in the digital watches by Gruen and Timex and supervised all LCD R&D activities at Beckman, including production processes for the first TN displays, many of which are still industry standards.

         Mr. Genovese started his professional career in 1966 as a research physicist at the R&D Division of North American Aviation (now Rockwell International) in Display Systems Research and later in Advanced Technology. He wrote part of the proposal for the displays and controls for the B-1 bomber that won a $4 billion contract from General Dynamics. He worked on the team that developed the first liquid crystal display for consumer applications and the first LCD calculator in 1969. Mr. Genovese received a BS in Physics from Manhattan College in 1964, an MS in Physics & Mathematics from NYU & Courant Institute of Mathematical Sciences in 1966, attended USC

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for 18 graduate credits towards Master Degree in Systems Management in 1975 and
1976. He also instructed at UCLA Extension from 1987 to 1998 in an LCD Technology seminar.

         ALAN LEFKO, CHIEF FINANCIAL OFFICER, age 52, joined IDW as of February 2000. From July 1999 to January 2000, Mr. Lefko was the Chief Financial Officer of The Original Bungee Company (Bungee) in Oxnard, California, a manufacturer and distributor of stretch cord and webbing products. Mr. Lefko was responsible for the reorganization of Bungee's financing structure, establishment of an asset based lending program and implementation of cost accounting systems and controls.

         From 1989 to 1999, Mr. Lefko served as Chief Financial Officer and Controller of Micrologic, a manufacturer and distributor of Global Positioning Systems and Vikay America, Inc., a subsidiary of Vikay Industrial (Singapore) Limited, based in Chatsworth, California.

         From 1979 to 1989, Mr. Lefko served as President of a 1,000 room residential living complex for seniors and was Corporate Controller of Huntington Health Services, Inc. a public health care provider. Mr. Lefko has a BA degree in Business Administration and Accounting from California State University, Northridge, California.

         BEN TANG, VICE PRESIDENT, FAR EAST OPERATIONS, age 53, was one of the founders of the predecessor company to Vikay. Mr. Tang was responsible for Vikay's original China assembly operation. Mr. Tang joined Mr. Genovese while Vikay was under judicial management to help operate the PRC Companies. From 1997 to 1999, he acted as a consultant to Vikay and the Stoval Company, Singapore, a manufacturer of smart cards (cash cards for phone services) and, during the same period was involved in consulting and investing in a number of technologies and technology companies through Ben Tang & Associates, Singapore, a wholly owned consulting firm. From 1996 to 1997, Mr. Tang was Acting Managing Director and later Director of Finance for Printed Circuits International (Singapore) Pte. LTD. ("PCIs"), with responsibility for running a printed circuit board plant for PCIs. From 1993 to 1996, he was Business Development Director for Pacifica Can Manufacturing, Singapore, a manufacturer of metal cans. Mr. Tang has been involved with the electronics industry, including the LCD industry, for most of the past 30 years. Mr. Tang did undergraduate work in Physics and holds a degree in Accounting and was an auditor at Ernst & Young.

         BOARD OF DIRECTORS

         STEPHEN C. KIRCHER, age 46, has served as a Chairman of the Board and Director of IDW since formation of IDW in June 1999. Mr. Kircher presently serves as Chairman of the Board of Granite Bay, since February 15, 2000, and as a Director of Granite Bay since October 1999. Since 1993, Mr. Kircher has served as President & Chief Executive Officer, Capitol Bay Group, Inc. ("CBG"), a holding company which he owns, and as Chief Executive Officer of Capitol Bay Securities, Inc., a NASD licensed broker-dealer, and Capitol Bay Management, Inc., an investment company, both wholly-owned subsidiaries of CB. Prior to 1993, Mr. Kircher formed and managed Spinner Corporation, a corporation that engaged in leveraged buyouts of troubled companies. Mr. Kircher has extensive experience as a principal in equity private placements, sale and leaseback financing, multiple forms of debt financing, and initial public offerings. Mr. Kircher

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began his career with Dean Witter in 1975 before joining Bateman, Eichler, Hill
& Richards, a regional investment banking firm in 1978. Mr. Kircher has a BA degree from the University of California, San Diego.

         P. BLAIR MULLIN, age 46, has served as a director of IDW since February 2000. Mr. Mullin has served as Chairman of the Board of Granite Bay from April 1999 to February 2000 and as a Director of Granite Bay since October 1998. Mr. Mullin has also served as Granite Bay's President since May 1998 and as Chief Financial Officer since Granite Bay's acquisition of Westbeach Snowboard Canada Ltd. ("Westbeach") in November 1997. In addition, he has served as Treasurer and Secretary of Granite Bay since January 1998. Mr. Mullin served as President and Chief Executive Officer of Westbeach from July 1995 to November 1997, and from May 1998 to present. Mr. Mullin was responsible for the sale of the snowboard manufacturing assets and the snowboard apparel trademarks in 1999. From 1992 to 1995, Mr. Mullin was a private business consultant, serving companies in distress situations. From 1988 to 1992, Mr. Mullin served as Chief Financial Officer of Bradbury International Equities Ltd., a holding company, and as General Manager of Padovano Foods, Inc., a food processing company, from 1990 to 1992. From 1982 to 1988, Mr. Mullin managed loan portfolios with banks in Toronto and Calgary, Canada, and Houston, Texas. Mr. Mullin received an MBA from the University of Western Ontario in 1982 and a Bachelor of Arts (Economics) degree from Wilfrid Laurier University in 1975.

ANTHONY G. GENOVESE, see discussion above under "Executive Officers."

         Granite Bay expects to expand the IDW Board of Directors to up to five directors and is currently evaluating further additions to the Board.

         IDW HK. On February 1, 2000, using funds advanced by Granite Bay to IDW, IDW HK acquired pursuant to a Sale and Purchase Agreement ("Purchase Agreement") from the Judicial Manager, KMPG Peat Marwick, in a Judicial Management Proceeding in Singapore (a form of bankruptcy proceeding), all of the outstanding voting stock and rights to acquire stock and other equity interests in MULCD and IDW STD. The Purchase Agreement is attached as Exhibit 99.14. The Singapore Judicial Management Proceeding resulted from the bankruptcy of the parent of the PRC Companies, Vikay Industrial, Ltd. ("Vikay"), headquartered in Singapore. Prior to December 6, 1997, Vikay was a publicly listed company on the SESDAQ Exchange in Singapore, with its trading privileges suspended when it went under judicial management on December 6, 1997. The total net adjusted purchase price for the equity interests was $8,816468 (US$) with $4,271,729 paid at closing and notes for $4,544,739, bearing interest at the rate of 6% per annum, given for the balance of the purchase price, with such notes being due and payable in the amount of $3,584,347 plus accrued interest on April 30, 2000 and the balance of $960,392 plus accrued interest on May 31, 2000, such numbers being based on the January 27, 2000 conversion rate of the Singapore dollar into the US Dollar of 1.6855 to 1. As noted, the initial payment for the PRC Companies was funded through loans from Granite Bay. The April 30, 2000 payment is expected to be financed from collection of certain existing accounts receivable of the PRC Companies. The May 31, 2000 payment, plus any portion of the April 30, 2000 payment not covered by accounts receivable collections, presently estimated at a total payment of $1 million, and future working capital needs of IDW, is expected to be financed by

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Granite Bay from its existing liquid assets consisting of cash and accounts receivable in excess of $2 million, through a sale or refinancing of its real property or, if necessary through a private placement or other financing by Granite Bay. Such financing, if necessary, would result in dilution in the percentage ownership of existing shareholders due to the issuance of additional securities.

         Besides the Purchase Agreement, IDW HK entered into a Supplemental Deed and Charge ("Charge Agreement") among IDW and IDW HK, as Chargors, and Vikay Industrial (Hong Kong) Ltd. and Vikay Industrial, Ltd., as Chargees. A copy of the Charge Agreement is attached as Exhibit 99.15. Under the Charge Agreement, IDW pledged the Common Stock of IDW HK and the PRC Companies' assets to secure the payment of the balance of the purchase price for the PRC Companies, of which $3,584,347 plus accrued interest is due April 30, 2000 and the balance of $960,392 plus accrued interest which is due and payable on May 31, 2000. While Granite Bay presently expects to be fully able to finance those payments if the payments are not made, if such payments are not timely made, the security interest in the IDW HK Common Stock could be foreclosed upon short notice and IDW's investment through IDW HK in the PRC Companies lost.

         IDW HK's corporate offices consist of 3,100 square feet in a high-rise office building in Hong Kong, SAZ (Special Administrative Zone). The lease is for 6 months with a base rent of HK$30,000 per month and a building management fee of HK$11,000 per month. Management of IDW is reviewing a possible extension to this lease.

         THE PRC COMPANIES. The PRC Companies are located in Heng Gang, Shenzhen, China. The PRC Companies are involved in the manufacture of liquid crystal displays (LCD's), turnkey assemblies, front panel display systems, subassemblies and products incorporating LCD's for use in telecommunications and other electronics equipment, including cellular telephones. The PRC Companies employ approximately 1,350, and own a manufacturing facility in Heng Gang, Shenzhen, China. The manufacturing facilities consist of three buildings totaling approximately 270,000 sq.ft. with its own electric power generation plant (diesel fuel), situated on four acres in Heng Gang Industrial Estate, located 30 minutes from the city of Shenzhen and about one hour from Hong Kong. The PRC Companies' facilities are on land leased pursuant to a 50-year land lease expiring in 2043. The PRC Companies must pay annual land rent of approximately US$70,000, subject to certain periodic rent increases. Space is also leased in Singapore for sales and design staff personnel of the PRC Companies. Mr. Tang, whose business background is described above under IDW, will be primarily responsible for overseeing and managing the PRC Companies' operations.

         Since the acquisition of the PRC Companies, Granite Bay and IDW have taken over control of operations and financial records of the PRC Companies. IDW and IDW's auditors are currently reviewing and auditing the performance of the PRC Companies for 1999. Until IDW and IDW HK have completed their review of the PRC Companies' financial records, have completed the audit of the PRC Companies, had the opportunity to fully analyze the financial performance and operations of the PRC Companies prior to their acquisition by IDW HK, IDW is limiting the scope and detail of the financial information provided regarding the PRC Companies. Further, much of the information included herein is an estimate only of financial

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results or percentages of various categories and may be subject to a change upon review and audit. In many cases, the adjustments may be material. Granite Bay intends to file audited financial statements and other financial information in accordance with the United States securities law requirements and SEC rules and regulations on or before March 31, 2000.

IDW BUSINESS.

         INTRODUCTION. Following the acquisition of the PRC Companies, IDW, together with IDW HK and the PRC Companies, will design, market and produce LCD's and products incorporating LCD's, principally in Asia, the United States and Europe, with design and manufacture of such products to be at the facilities of the PRC Companies, with a focus on high-volume original equipment manufacturers ("OEMs") who are leaders in their fields. IDW's corporate mission is to create an efficient display manufacturing operation that will maintain the latest product and production technologies. Unless the context indicates otherwise, IDW means IDW, IDW and the PRC Companies and references to IDW's electronics business, unless the context indicates otherwise, is to the business conducted by the PRC Companies prior to their acquisition by IDW HK by IDW and its subsidiaries thereafter.

         IDW designs and manufactures a wide range of display modules including liquid crystal display ("LCD") products, turnkey assemblies, front panel display systems and subassemblies with integrated circuits ("ICs") for use in the end products of original equipment manufacturers ("OEMs"). Over 60% of IDW's sales in 1999 were believed to consist of custom display modules developed in close collaboration with its customers. Devices designed and manufactured by IDW include applications in telecommunications (cell phones and other wireless communication services), as well as in medical equipment, appliances, utility applications, automotive equipment, retail and office equipment, and consumer electronic products, including entertainment systems. Targeted areas for new applications include office equipment (copiers, facsimile machines, and printers) and high resolution graphic display products for personal digital assistance and small computer and map displays. Approximately 30% of 1999 sales were believed to be to the office machinery market (principally calculators) and approximately 20% to the telecommunications industry (principally cellular telephones) with the balance spread over a variety of products and industries. IDW currently specializes in LCD components and technology and providing design and manufacturing services for its customers. IDW currently markets its services primarily in Hong Kong and, to as lesser extent, Asia, but intends to expand sales efforts in the United States, Europe and Asia. IDW maintains design centers at its manufacturing facilities and in Singapore, a country which contains corporate headquarters or regional headquarters for many major electronics firms.

         IDW took over management of the two PRC Companies beginning August 1, 1999 while the PRC Companies' parent, Vikay, was under Judicial Management (a form of bankruptcy) by KMPG Peat Marwick in Singapore. IDW estimates that the PRC Companies had sales of $24.3 million in 1999, and sales of less than $24.0 million in 1998, which 1999 and 1998 sales declined from an estimated high of $55.0 million in 1997. The exact 1998 sales can not presently be determined. IDW believes that the decline in sales, which has been reversed in 1999 under IDW HK's management reflects the uncertainty, financing problems, and other factors related to the bankruptcy of Vikay which began in December 1997 and delay of implementation of the new

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LCD production line until late 1998. IDW believes that prior sales and performance for the PRC Companies over the past several years are not reflective or predictive of IDW's current or future operations due to the Vikay bankruptcy and related factors.

         IDW believes it is positioned to recapture sales lost during judicial management, expand production capacity and capabilities, open sales offices in North America, Europe and Asia, capture large OEM and foundry accounts, focus on high-volume production and management support to increase yields, reduce inventories through careful planning and scheduling of components to arrive on a just-in-time plan ("JIT Plan") thus improving cash flow, increase design staff to support new projects and products, reduce overhead and lower operating costs and establish a new inter-company computer system that integrates the functions of IDW HK and the PRC Companies, increasing communication between the factories, sales offices and customers so information flow will be rapid and accurate with sales quotes and invoices done in a timely manner.

         IDW believes that such positioning will restore sales of the PRC Companies to prior levels, generate sales growth in excess of 25% per year for at least the next five years, expand the customer base and markets IDW serves, give IDW strength in designing prototypes and producing products on a timely and cost-efficient basis, including a wide variety of custom design-quality display modules required in the end products of OEMs and increase IDW's range of standard display module products. IDW expects the sales growth to come equally from increased production and replacement of existing production with higher-price, higher-margin LCD displays.

         INDUSTRY OVERVIEW. Since the commercial production of the first light emitting diodes, ("LEDs") in the 1960s and twisted pneumatic liquid crystal displays in the 1970s, the use of LCD and LED indicators has become widespread in industrial and consumer electronic products with LCD now the predominant technology. These new technologies were developed to overcome limitations in uses, principally in terms of size, life, and power consumption, of prior common displays or indicators.

         LCD modifies light that passes through or is reflected by it, rather than emitting light like an LED. An LCD generally consists of a layer of liquid crystalline material suspended between two glass plates. The crystals align themselves in a predictable manner, which alignment changes when stimulated electrically. The change in alignment produces a visual representation of the information desired when used in conjunction with a polarizer and either an external light source or natural ambient light.

         The flexibility of liquid crystal technology allows for easy customization in both size and design. For instance, displays are manufactured in sheet form; and, the images can be changed by generating artwork to the customer's requirements. Display size can be controlled by programming the cutting tool to the desired dimensions. There is no significant additional manufacturing cost for a fully custom display that allows each product to have its own unique appearance such as icons, annunciators, and color printing.

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         OEMs often design their products to contain unique display modules and features as a highly cost-effective means of differentiating their products from competing products. OEMs then make the decision whether to use standard devices, design and produce devices in-house or outsource design and/or production. In making the decision, OEMs often recognize that their greatest strengths are consumer recognition of their brand names, market research and product development expertise and effective sales and distribution channels. OEMs also recognize the time constraints and limitation of available resources often preclude them from maintaining the specialized in-house expertise and equipment necessary to design and manufacture custom devices and that standard "off-the-shelf" devices are not always available. As a result, many OEMs decide to outsource the design and production of devices and components in which they lack the requisite technology and expertise and focus their resources on the areas where they have the greatest expertise and leverage. Outsourcing allows them to gain access to specialized design and manufacturing technology and expertise, accelerate the design process, reduce their own investment in equipment, facilities, and personnel necessary for specialized design and production capabilities, reduce design and manufacturing costs by utilizing the specialized resources of the supplier, and concentrating their resources on their strengths in the production and distribution of their core products.

         IDW expects to benefit from the decision by certain OEMs in the electronics industry to outsource the design and production of certain components included in the end products of those OEMs. IDW believes that the following factors, among others, have contributed to this growing trend among
OEMs: 1) major companies such as Xerox, Hewlett-Packard and IBM have decided to focus efforts on designing concepts, software and marketing the finished product; and 2) low cost suppliers, offering design capabilities and who take responsibility for quality and reliability, and who can provide lower overall product and service costs.

         The estimated world market for segmented and character LCD's is reported to be $1.3 billion, of which $225 million is in North America. The majority of IDW's business is small alpha-numeric displays and modules which represents a significant portion of that market. IDW will concentrate on high-volume applications with preferred customers who are leaders in the field.

         PRODUCTS AND SERVICE. IDW's products consist of LCD's and sub assemblies, ranging from the low-end LCD's for calculators, watches and electronic games to STN-LCD's for use in applications that require high multiplex rates and wide viewing angles. Such devices are used in cellular telephones, consumer appliances, office equipment, bar code readers, automotive equipment, and medical electronics. The display division, MULCD, produces the LCD's. The electronics division, IDW STD, designs and manufactures customized LCD modules adding value to the basic displays with electronics, keypads, interface circuitry, back lighting and mounting hardware. This division also produces assemblies without LCD's. IDW STD has production and design capability in module processes, including surface mount technology ("SMT"), chip-on-board ("COB"), chip-on-film ("COF"), tape automated bonding ("TAB"), keypads and back lighting and expects to add chip-on-glass ("COG") processing during the next year.

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         IDW currently emphasizes custom-design display modules. IDW believes that custom devices represent approximately 85% of its sales and 85% profit and the best opportunity for higher profits and potential growth. For each custom device, IDW works directly with its customer to develop and produce the original design and manufacture the device in accordance with the customer's specifications. IDW attempts to identify the specific needs of existing and prospective customers' applications. IDW then assigns a cross-functional team of IDW engineers to a custom design project to develop the product working with the customer's engineers throughout the design phase, prototype development and manufacturing process. This effort normally results in a complete system or product requiring a specific visual display (cellular telephone, medical instrument or hand-held data collection device). IDW has a number of previously prepared custom designs that are currently generating revenue and are expected to generate additional revenue in the future.

         IDW also designs and produces standard or "off-the-shelf" devices which include designs that are adaptable to various fixed-end uses without modifications or with slight modification. Standard devices encompass a wide variety of LCD devices having varied applications including dot matrix modules, graphic modules, and watch and calculator displays.

         IDW will pursue a product development strategy designed to enable it to establish its position as a major, worldwide supplier of custom-design and manufacture display modules for products distributed by OEMs in various high growth industries. Approximately 30% of IDW's sales are to the telecommunication industry, an industry IDW expects to continue growing and 25-40 % to medical products, office equipment and automotive and the balance to various industries. IDW is instituting a careful marketing and customer selection process to more closely align its growth and development with that of the customers and industries IDW believes offer the greatest opportunity for growth. IDW's research and development will focus upon technological developments and products that meet the current and future requirements of those industries and companies.

         With its high-volume LCD manufacturing line at its MULCD facilities, IDW will focus its efforts on creating advanced display technologies. These advanced display technologies will allow IDW to provide its customers with differentiating products or products that provide higher information content in either custom or standard devices.

         MANUFACTURING. The PRC Companies have a broad range of production processes to manufacture a variety of LCD types and features, including TN and STN displays which incorporate a wide variety of interface technology, as well as appearance and environmental options. Various assembly processes are in production to support the requirements of telecommunications, consumer and outdoor applications. IDW's manufacturing operations are comprised of two manufacturing divisions. MULCD, the display subsidiary, has a state-of-the-art, fully automated, LCD front-end sheet processing production line started in 1998, supported by backend processing and testing operators. The existing LCD front-end processing production line is currently operating at 90% capacity with the majority of the business supporting the local Hong Kong market. IDW will focus on shifting existing production to higher priced displays for the USA, European and selective Asian markets and longer production runs to reduce the cost of product changes. If IDW is successful in increasing orders, IDW's future plans are to add a

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second automated LCD production line and ITO production line that will complement the present line by adding capabilities for thin glass production and chip-on-glass displays. IDW expects to finance the expected $14 million cost of such additional line through internally generated funds, equipment leasing, and if necessary, private placement by Granite Bay of additional shares of Common Stock. MULCD's LCD line was awarded an ISO 9001 certification for quality.

         IDW STD, the module and assembly division, is an ISO 9002 certified high volume display module and assembly production facility geared for customers having $1-$5 million per month production volumes. This factory is currently running at approximately 20% capacity and is qualified to produce LCD modules for several major cell phone and telecommunication manufacturers. Current manufacturing technologies are COB, SMT, TAB assembly and heat seal flex circuitry assembly. IDW STD has the option to buy displays from outside sources in order to expand its production capabilities or to have a second source to meet customers' requirements. IDW STD's production capabilities include five (5) SMT lines for high-speed electronic component placement and seventeen (17) production lines for LCD Modules, PCB assemblies. IDW STD also produces printed circuit board assemblies without LCD's. MULCD and IDW STD run separate cost centers; and, IDW is reviewing the operations and cost allocation of those companies currently. Due to the judicial management proceeding, it is not in a position to release information regarding the sales and profitability of each cost center at this time.

         IDW's manufacturing operations are located in China. IDW believes that wage costs are currently materially lower in China, a competitive advantage that will allow IDW to compete effectively for business in the United States and Europe and throughout Asia, with companies with facilities located closer to customers in those countries or areas. IDW may be unable to compete for customers outside China with companies with closer manufacturing facilities if this wage advantage were to disappear or lessen other cost differentials affecting IDW's ability to provide products at competitive prices.

         IDW seeks to increase its value to its customers by providing responsive, flexible, total design and manufacturing services. To date, manufacturing services have been concentrated towards the manufacture of LCD's and assembly of IDW-design display module assemblies. IDW will provide extended manufacturing services beyond those base services if the customer requests them. Extended services may include design, process development and turnkey manufacturing.

         The PRC Companies' manufacturing facilities consist of three buildings comprising a 270,000 sq. ft. facility with its own electric power generation plant (diesel fuel fired) located on four acres in the Heng Gang Industrial Estate, located 30 minutes from the city of Shenzhen and about one hour from Hong Kong. The buildings are approximately ten years old, the LCD production line approximately two years old, the SMT production machinery approximately two to three years old and the balance of the machinery of varying ages. There is sufficient land to accommodate future expansion and growth of the business. Since the business is operating below peak capacity, there is additional production floor space for available support and

Page 11-FORM 8-K
expansion in IDW's manufacturing operations. The facilities are located on property that is leased through year 2043.

         QUALITY CONTROL. IDW has an aggressive quality control program and maintains quality systems and processes that meet or exceed the requirements set by many leading OEMs in targeted industries. IDW bases its quality control program upon Total Quality Management ("TQM"). IDW routinely performs product-like testing on its standard and custom products to ensure product reliability and quality. IDW analyzes test results and takes actions to adjust the manufacturing process or enhance product design and quality. IDW primarily competes for customers based on customer expectations regarding design and performance, price, delivery, and quality. IDW's customers generally evaluate price in the quotation process, while delivery and quality are evaluated after the product is shipped. Therefore, many customers evaluate a company's quality by reviewing the quality systems employed. IDW's receipt of an ISO 9001 certification for quality for the MULCD facility and an ISO 9002 certification for the IDW STD facility should give its clients assurance as to IDW's quality control processes. ISO is a quality standard established by the International Organization for Standardization. IDW expects to be certified with QS9000 by third quarter 2000 for automotive products.

         SALES AND MARKETING. IDW has established a network of sales representatives in much of the USA and Canada to be supplemented and supported by IDW regional sales managers and engineers. IDW expects to establish OEM and distribution sales managers in Europe in the first half of 2000. In the Far East, IDW HK and IDW Singapore were established to provide engineering and sales support to sales representatives and direct local sales in the region. Sales offices are currently maintained in Hong Kong and Singapore with design services available at the plant facilities and Singapore office.

         IDW's sales to customers in Asia are believed to represent approximately 60% of net sales in 1999, with 50% of sales believed to be to customers in Hong Kong and the balance to customers in other areas in Asia. The United States is believed to account for 20-30% of sales and Europe 10-15%. Further, approximately 20% of those sales were to customers in the telecommunications industry and 40% in the consumer, appliance and watch industries.

         CUSTOMERS. IDW operates under Non-Disclosure Agreements with many of its major customers and thus cannot provide specific customer detail. However, no customer accounted for more than 15% of sales in 1999, and approximately five to six customers each represented up to 5% of sales. IDW major customers included, among others, QUALCOMM, Lucent Technologies, General Electric Corporation and Ecowater. IDW expects to continue to focus on the personal communications market, and could increase its percentage of sales to that industry to more than the current 35% of sales.

         BACKLOG. As of February 15, 2000, IDW had a backlog of orders in excess of US $3.0 million, all of which is believed to be firm and expected to be filled during calendar year 2000.

         IDW's business has some seasonality due to the significant percentage of retail products in which its products are incorporated, the production of which tends to ramp up in the second quarter and start to decline in the fourth quarter because of the holiday sales season, with the

Page 12-FORM 8-K
potential for a disproportionate lower percentage of the year's total sales being in the first quarter of the calendar year.

         INTELLECTUAL PROPERTY. IDW relies upon a combination of trade secrets, trademark laws, confidentiality procedures and contractual provisions to protect its intellectual property. IDW's core business is not dependent on any patent or trademark protection and IDW does not expect to seek patent protection for any technology in the near future.

         RAW MATERIALS. The principal raw materials used in producing IDW's products consists of raw and coated glass, polarizers, liquid crystal, chemicals, PCBs, driver IC's, molded plastic parts, electronic components and packaging materials. The PRC Companies electric power plant uses diesel fuel to generate electricity. IDW has alternative sources of supply for the majority of these materials and believes that additional sources would be available if any of its existing suppliers were to go out of business or not be able to furnish materials. Several of these materials, however, must be obtained from foreign suppliers, which subjects IDW to the risk inherent in obtaining materials from foreign sources, including currency fluctuations and supply interruptions. IDW's ability to produce significant percentage of its requirements of LCD glass and its training facility has reduced its dependence on foreign LCD glass suppliers.

         COMPETITION. IDW believes Three-Five Systems, Wintek, Varitronix and Optrex, constitute the principal competitors for IDW's LCD devices. These competitors are presently larger companies that are believed to have greater financial, technical, marketing, manufacturing, research and development, and personnel resources than IDW. IDW's success, including its revenue and profitability, depends substantially upon its ability to compete with the other suppliers of display modules. There is no assurance that IDW will continue to be able compete successfully with such companies.

         IDW currently competes principally on the basis of the technical innovation and performance for display modules, their cost, quality and timely delivery. To remain competitive and increase market share, IDW needs to develop more sophisticated, higher-end LCD modules. IDW could also be adversely affected if one or more of its existing significant customers or potential customers determined to design and manufacture their own display modules or to secure them from other OEM manufacturers.

         RESEARCH AND DEVELOPMENT. IDW will conduct active and ongoing research and development that is focused on improving technology, developing improved designs, improving manufacturing processes, and improving the overall quality of the products and services that IDW offers. IDW's research and development is focused on LCD technology. IDW expects to increase its research and development efforts on new display technologies and more sophisticated display technologies. While Vikay was under judicial management, no material funding was allocated to and spent on research and development for the PRC Companies. IDW expects to restore research and development funding activities to appropriate levels and is hiring research personal to accomplish that goal.

         IDW is currently developing LCD technology to compete for the automotive dashboard and clock business, laser printer and copier business and the point-of-sale market (through

Page 13-FORM 8-K
development of cold cathode fluorescent ("CCF" back-lighting production capability) and, through development of large graphic LCD's, portable word processing, medical instrument, ticketing machines, hand-held computers, financial terminals and point-of-sale and other electronics markets.

         ENVIRONMENTAL REGULATION. IDW's operations generate small amounts of hazardous waste as manufacturing byproducts, including various gases, epoxies, inks, solvents, and other wastes. The PRC Companies also operate a diesel-fired electricity plant on its property. As IDW's operations expand, the amount of such hazardous waste produced may increase. Over time, hazardous waste has received increased regulation from federal, state, local, and international governments and agencies. IDW believes that its operations comply with applicable environmental regulations and hazardous waste is being stored, used and disposed of in accordance with applicable laws.

         EMPLOYEES. As of December 31, 1999, IDW employed a total of 1375 persons, including approximately 1358 of those employees employed by the PRC Companies, 4 by IDW in California and 10 by IDW HK in Hong Kong. Ninety percent (90%) of those persons employed by the PRC Companies work in manufacturing. IDW considers its relationship with its employees to be good, its benefits to be similar to comparable employees in the same geographic markets, with none of its employees currently represented by a union or similar organization in collective bargaining with IDW.

A VARIETY OF FACTORS WILL AFFECT GRANITE BAY'S OPERATING RESULTS.

         Granite Bay's principal assets consist of its equity interests in Globalgate E-Commerce, Inc. ("Globalgate") and IDW. No immediate return is expected from Granite Bay's interest in Globalgate. As a result, Granite Bay's operating results will primarily reflect IDW's operating results. A wide variety of factors will affect IDW's operating results and could adversely impact its net sales and profitability. Significant factors in IDW's success will be its ability to establish and, in certain cases, re-establish design and manufacturing relationships with key OEM customers that will generate sufficient orders, including orders of higher margin products, to increase revenues and profitability. Although IDW products are incorporated in a wide variety of communications, consumer and appliance products, approximately 20% of its sales in 1999 were for display modules for cellular products and 30% for use in calculators. A slowdown in demand for cellular products or calculators that utilize IDW's devices as a result of economic or other conditions and the market served by IDW or other factors could adversely affect IDW's operating results. IDW's products are sold into an industry characterized by increasingly rapid product turnaround, increasingly shorter lead times, product obsolescence, order cancellation and other factors that make it difficult to forecast future orders, production and personnel needs and other resources requirements with a high level of certainty. IDW's ability to anticipate such factors and respond to them in a timely fashion will affect its ability to utilize its manufacturing capacity effectively, maintain a proper product mix and avoid downtimes due to product conversions and other factors. Such uncertainty also creates difficulties in maintaining adequate supplies of raw materials to meet shifting customer needs and customer orders placed on short notice.

Page 14-FORM 8-K

         Other factors, many of which could be beyond Granite Bay's and IDW's control, include the following:

         - IDW's ability to increase sales, including sales of higher margin products and sales in Asia, Europe and the United States;

         - IDW's ability to expand sales into other industries that have significant growth potential and to establish strong and long-lasting relationships with companies in those industries;

         - IDW's ability to provide significant design and manufacturing services for those companies in a timely and cost-efficient manner;

         - Granite Bay's and IDW's ability to raise sufficient working capital to fund IDW's operations and growth;

         - Over the long run, Granite Bay's ability to raise additional capital for IDW to buy equipment and expand plant facilities to expand into higher margin products;

         - IDW's success in maintaining customer satisfaction with its design and manufacturing services and its products' performance and reliability;

         - Customer order patterns, changes in order mix, and the level and timing of customer orders placed by customers that IDW can complete in a calendar quarter;

         - Market acceptance and demand for customer products and the product life;

         - The availability and effective utilization of manufacturing capacity;

         - The quality, availability and cost of raw materials, equipment and supplies;

         -        Continuation of IDW's wage cost advantages;

         -        The cyclical nature of the electronics industries;

         -        Technological changes and technological obsolescence; and

         -        Competition and competitive pressure on prices.

         DEPENDENCE ON KEY PERSONNEL. IDW's success is largely dependent upon the sales and expertise of Anthony Genovese, President and CEO. Loss of his services could materially and adversely affect IDW's business, its future prospects and operating results, including its ability to penetrate the United States market. IDW presently has no long-term employment agreements with Mr. Genovese or other key employees. IDW's business and operating results also depends substantially on its efforts and ability of its senior management and technical personnel. The

Page 15-FORM 8-K
competition for qualified management and technical personnel is intense. The loss of service of one or more of its key employees or the ability to add and retain key personnel (including those required to manage the manufacturing facilities) have a material adverse effect on IDW. IDW does not presently maintain key-person life insurance. IDW intends to implement employment agreements and obtain key-person life insurance with key employees, including appropriate non-disclosure and assignment of inventions provisions.

         A FEW CUSTOMERS AND APPLICATIONS ACCOUNT FOR A SIGNIFICANT PORTION OF IDW'S SALES; ORDER CANCELLATIONS. For the past several years, IDW has generated most of its revenue from sales to a few significant customers. In 1999, five to six customers including QUALCOMM, Lucent Technologies, General Electric Corporation and Ecowater generated approximately 35% of Granite Bay's sales. Further, devices used in cellular telephones accounted for approximately 20% of Granite Bay's sales 1999 and devices used in calculators for approximately 30% of Granite Bay's sales in 1999.

         Generally, customers do not make firm long-term buying purchase commitments. Further, most orders are subject to cancellation on short notice. Cancellation, delay or reduction of customer orders could result in IDW holding excess or obsolete inventory and having unfavorable manufacturing variances as a result of under-absorption of manufacturing capacity. These risks are enhanced because of the large percentage of sales to customers in the electronic industry which is subject to severe competitive pressures, rapid technological change and obsolescence. While IDW expects to continue to receive orders from the four customers named herein and new customers, there is no assurance orders will be received, and if received, not cancelled, delayed or reduced, which could have a material adverse effect on IDW's results of operations. To address this problem, IDW expects to increase sales to the above customers or new customers for custom devices where purchase orders are generally longer term with more limited cancellation provisions.

         NEED FOR ADDITIONAL FINANCING. The opportunities for growth in IDW's lines of business are dependent upon having sufficient capital resources available to realize the rapid growth potential significant OEM key accounts which IDW has identified and targeted. IDW is expected to need working capital commensurate with its growth and up to $14 million to install and implement new production lines, a significant portion of which is expected to be obtained from equipment financing. Based on expected production increases, additional working capital will be needed.

         Certain types of display devices require expensive manufacturing equipment, in certain cases costing in excess of several hundred million dollars for the manufacturing line and facility. An example is Active Matrix production equipment. IDW does not expect to create sufficient capital, or, through Granite Bay, raise the capital, to design and manufacture such display devices. The inability to include such display devices in its product offerings may affect Granite Bay's ability to seek business from certain customers who want complete solutions to all their display device needs or adversely affect Granite Bay's operating results if technology shifts to such higher-end devices in general.

Page 16-FORM 8-K

         RAMIFICATIONS OF A LONG PERIOD OF JUDICIAL MANAGEMENT. Since the parent of MULCD and VIK STD was under judicial management from December 6, 1997 through January 2000, many of IDW customers found second sources of supply or purchased goods elsewhere. The probability of recovering much of that lost business has been impaired by the passage of time. Judicial management also affected the pricing, terms and conditions of payments to its suppliers. In many cases, supplier relationships may have been adversely impacted in the short and long run. IDW will need to reestablish credit and verify that material costs are in line with the industry. In some cases, IDW may have to establish new sources of supply. IDW also believes that the judicial management resulted in financial and operating performances that are not reliable in terms of predicting future financial performance operations.

         IDW FACES INTENSE COMPETITION. IDW operates in a competitive environment that is characterized by price erosion, rapid technological change and foreign competition. IDW competes with major Asian and international companies. Most of IDW's competitors have greater market recognition and substantially greater financial, technical, marketing, distribution, manufacturing and other resources than IDW. Further, many of IDW's competitors have manufacturing and sales forces that are geographically diversified allowing them to reduce transportation, tariff costs and currency fluctuations for certain customers in markets where their facilities are located. Many competitors have production lines that allow them to produce more sophisticated and complex devices than IDW and to offer a broader range of display devices to customers. New emerging companies or companies in related industries may also increase their participation in the display module market increasing competition.

         IDW currently competes principally on the basis of price, timely delivery and quality in its standard devices and lower-end devices and, also on the basis of design and manufacturing capability and technical innovation and performance on its more complex display models and custom devices, including their ease of use and reliability. IDW's ability to compete successfully depends on a number of factors, both in and outside of its control. Those factors include: the price, quality, performance, reliability, ease of use and features of its products; the variety of its product solutions; foreign currency fluctuation; trade barriers and custom duties which may effect the cost of products; ability to design and manufacture new product solutions, including incorporating new technology; the availability and price of raw materials; IDW's ability to fully utilize its manufacturing facility; new product technology or solutions by IDW's competitors; the number and success of competitors; and general market and economic conditions. IDW's competitive position can also be adversely affected if one or more of its customers, including its key customers, decide to design and manufacture their own display modules, use different devices or purchase devices from competitors. IDW cannot assure that it will compete successfully in the future.

         RISK OF INABILITY TO PRODUCE HIGH-END PRODUCTS. IDW's success and Granite Bay's profitability will be dependent upon IDW's ability to effectively offer or manufacture higher-end products such as large graphic STN, Color graphic displays, micro-displays and black mask automotive products.

         These products offer both the opportunity to increase utilization of existing manufacturing capacity, and also the opportunity to generate higher margins and profits at given

Page 17-FORM 8-K
revenue levels. The production of such products requires increased custom design and manufacturing and the maintenance of strong customer relationships. This will require IDW to maintain and upgrade its research, engineering and designing capabilities to remain in the forefront of developments in the industries.

         RAPIDLY CHANGING TECHNOLOGIES. IDW operates in an industry characterized by constant technological advances, the introduction of new products, and new design and manufacturing techniques. As a result, IDW will be required to extend substantial funds and commit significant resources to continuing research and development activities, engaging additional engineering and other technical personnel, purchasing new design, production and test equipment, and continually enhancing design and manufacturing processes and techniques.

         IDW's future operating results will depend significantly on its ability to timely provide design and manufacturing services for new products that compete favorably with the design and manufacturing capabilities of OEMs and third-party suppliers.

         IDW could invest significant sums in design and manufacturing services for new product solutions that may not receive or maintain customer or market acceptance or effectively address customer needs which could adversely affect its future operating results. Further, customers may change or delay product introductions or terminate existing products without notice for any number of reasons unrelated to IDW, including lack of market acceptance for a product.

         As noted, IDW's LCD line is operating near full capacity, while its manufacturing facilities and lines in its module subsidiary are operating at significantly less than full capacity. The conversion of that line to higher-end, higher-margin displays may result in having to drop some current customers and increase downtime for that line due to change over time to new products. In the short run, this exchange may produce lower margins due to loss of orders from existing customers and downtime. Increasing manufacturing capacity utilization and increasing the product mix to higher-end products will be primary goals for IDW in 2000 and subsequent years. Further, IDW will attempt to convert the higher-end products without losing any of its existing customers and minimizing the downtime due to such conversion.

         IDW's efforts to expand and diversify its product and customer base is expected to cause IDW's overhead and selling expenses to increase. IDW may also be required to increase its design staff and other personnel and incur other expenses on capital equipment, leasehold permits and other items to meet the anticipated or actual demand of its customers. Those additional costs may adversely impact operating margins in the short term.

         MAINTENANCE OF SATISFACTORY MANUFACTURING YIELDS AND CAPACITIES; VARIABILITY OF CUSTOMER REQUIREMENTS. The profitability and operating results of IDW are dependent upon a variety of factors, including product mix, utilization rates of its manufacturing lines, down time due to product changeover, impurities in raw materials causing shutdowns, maintenance of contaminant-free operations and other factors.

         RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS. IDW has made a decision to locate all of its manufacturing operations in China and to establish sales offices in Asia, Europe and the

Page 18-FORM 8-K

United States. The geographical distance between its manufacturing facilities in China and in North America create a number of logistical and communications challenges. Because of the location of the manufacturing facilities in China, IDW may be affected by economic and political conditions in that country, as well as economic and political conditions in the countries in which it markets and distributes its products, including without limitation, problems related to labor unrest, lack of developed infrastructure, variances in payment cycles, currency fluctuations, overlapping taxes and multiple taxation issues, employment and severance taxes, compliance with local laws and regulatory requirements, greater difficulty in collecting accounts receivable, political and economic instability, and the burdens of cost and compliance with a variety of foreign laws.

         Further, changes in policies by the United States or other foreign governments resulting in, among other things, increased duties, higher taxation, currency conversion, limitations and restrictions on the transfer or repatriation of funds or limitations on imports or exports, or the expropriation of private enterprises could also have a material adverse effect on IDW and its results of operations. In addition, IDW could be adversely affected if China were to change its current policies encouraging foreign investment or foreign trade. IDW could also be adversely impacted if the United States were to withdraw the "most favored nation" status and trade preferences currently being extended to China. That status is annually reviewed and there is no assurance the United States will renew China's MFN status in future years. The nonrenewal of China's MFN status could adversely affect IDW by increasing the cost to United States customers or products manufactured by IDW in China. IDW's operators are further subject to significant political, economic, legal and other uncertainties in China. Despite progress in developing its legal system, China does not have a comprehensive nor highly developed system of laws, particularly with respect to foreign investment activities and foreign trade. Enforcement of existing future laws and contracts is uncertain, and implementation and interpretation of such laws may be inconsistent. Changes in existing laws, the adoption of new laws and preemption of local regulations by national laws may adversely affect foreign investment in China. IDW could also be adversely affected by other factors, including the imposition of austerity and other monetary measures to fight inflation or to achieve other economic objectives; inadequate development or maintenance of infrastructure, including adequate power and water supplies, transportation or raw materials in parts or the deterioration in the general political, economic or social environment.

         RISKS ASSOCIATED WITH COLLECTIBILITY OF RECEIVABLES. IDW extends credit to its customers based on an assessment of a customer's financial circumstances, generally without requiring collateral. Additionally, the PRC Companies have given certain Asian customers extended payment terms, subject to a careful credit assessment, where customary and to meet competition. These extended payment terms, if continued, may increase IDW's exposure to risk of uncollected receivables. The inability to collect on these accounts receivables taking into account normal bad debt reserves, could have a material adverse affect on IDW and Granite Bay's results of operations and profitability.

         RISKS ASSOCIATED WITH CURRENCY FLUCTUATIONS AND INTERNATIONAL TRADE. Sales outside China represented approximately 95% of IDW's net sales in 1999. Sales in foreign markets, primarily Europe, the United States and other parts of Asia, are expected to increase significantly

Page 19-FORM 8-K
in 2000 and subsequent years. Economic and political conditions outside China may adversely affect the manufacture and sale of IDW's products. Protectionist trade legislation in the United States or foreign countries, such as a change in export or import compliance laws, tariff or duty structures, or other trade policies, could adversely affect IDW's ability to sell devices in foreign markets, to purchase raw materials or equipment from foreign suppliers.

         IDW transacts business in a variety of currencies including HK dollars, Singapore dollars, US dollars and the Chinese renmimbi ("RMB"). Increased sales to Europe may result in payments in other currencies, such as the Euro. Further, IDW accounts for a portion of its costs, such as payroll, land rent and certain other costs in RMB. While foreign currency exchange fluctuations are not believed to materially affect IDW's operations, changes in the relation of the RMB or other currencies to the U.S. dollar, could affect IDW's cost of goods sold, operating margins and result in exchange losses. In addition, currency devaluations, changes in exchange rate fluctuations could affect the value of deposits of currencies IDW holds or results of operations. The Chinese RMB has experienced significant devaluation against most major currencies in the past. Establishment of the current exchange rate system as of January 1, 1994 produced a significant devaluation of the RMB from $1.00 to RMB 5.7 to approximately $1.00 to RMB 8.7. Any future material decrease in the value of the RMB relative to the U.S. dollar would adversely increase IDW's cost and expenses and therefore have a material adverse affect on IDW's profitability and results of operations. Further, any decrease in the value could also affect the value of any U.S. dollar-denominated intercompany loans from Granite Bay or its subsidiaries to IDW. Because the RMB is not freely traded, hedging that currency is difficult.

         IDW MAY EXPERIENCE SHORTAGES OF RAW MATERIALS AND SUPPLIES. Principal raw materials used in producing IDW's products consist of raw and coated glass, polarizers, liquid crystal, chemicals, PCBs, driver IC's, molded plastic parts, electronic components and packaging materials. IDW purchases most of these materials from Asian sources. IDW does not have long term supply contracts with its suppliers. IDW believes that it has secondary sources of supplies for most of its products and, if it were to lose any of its primary or secondary suppliers, could develop new sources of supply. Because IDW sources many materials from foreign suppliers, IDW may be subject to certain risks, including tariffs, currency fluctuations and supply interruptions.

         IDW IS SUBJECT TO ENVIRONMENTAL REGULATIONS. IDW's operations result in the creation of small amounts of hazardous wastes, including various gases, epoxies, inks, solvents and other coal wastes. IDW is, therefore, subject to national, state and local governmental regulations related to the use, storage and disposal of such hazardous wastes used in its manufacturing processes. IDW also has its own electric power generation plant which operates on diesel fuel. The amounts of such hazardous waste are expected to increase in the future as IDW's manufacturing operations increase. The failure to comply with present and future environmental regulation can result in the imposition of fines, suspension or halting of production, or closure of manufacturing operations. Environmental compliance may also require IDW to purchase costs or equipment or to incur significant capital expenses. Although IDW believes it is operating in compliance with applicable environmental laws, there is no assurance that IDW is in compliance or will remain in compliance as such laws and regulations change.

Page 20-FORM 8-K

         GOVERNMENTAL REGULATIONS. IDW is subject to numerous foreign, state and local government regulation. It is subject to laws and regulation governing its relationship with its employees, including wage and hour requirements, working and safety conditions, citizenship requirements, work permits and travel restrictions. Further, the PRC Companies are leasing the land under their facilities under a 50-year lease, expiring in the year 2043. IDW is also subject to significant government regulation relating to property ownership and use, import restrictions, currency restrictions and other areas, all of which consistently impact profits and operating results. Chinese law and/or employment customs in the area extend certain severance and other benefits to longer term employees (over one year), where employees are involuntarily terminated, which laws and customs in the future could affect IDW's decision and the cost of a decision to shut down or relocate plants.

         YEAR 2000 COMPLIANCE. IDW has updated and tested its software to correct for the Year 2000 problem. However, there can be no assurances these software corrections will be free of errors. IDW's manufacturing facilities operate independently of the municipal power supply, as IDW has its own power generation plant onsite. IDW does not expect Year 2000 problems to adversely affect operations or its power supply. IDW has been verifying that its vendors are Year 2000 compliant. While that verification has not been completed, to date, IDW has not encountered any significant problems with any suppliers it has contacted. Presently, IDW does not expect to incur any material expenses due to Year 2000 compliance

         ACQUISITION OF PRC PROPERTY. The PRC Companies have not yet received all the land use transfers necessary for their 50-year lease in the land in which the industrial facilities are located, together with ownership of the improvements constructed thereon. Based on advice from PRC counsel, IDW HK believes that such transfers have received all necessary PRC governmental approvals, all transfer fees have been paid and the issuance of such permits and this point is merely administrative in nature. Such formal land transfers are expected within the next two to three months. If such land transfers were not received for some unexpected reason, the PRC Companies' operations may be impacted, although the exact impact cannot presently be determined.

         OTHER RISKS. Other risks IDW faces include the prior cyclical nature of the electronics industry, the protection of IDW's trade secrets and technology, management of expected rapid growth in personnel, capital equipment, outside sales force, sales and accounts receivable and other items, and maintenance of adequate research and development efforts and personnel.

         Besides the general risk factors noted above, there are several specific risks that should be noted:

         PAYMENT FOR BALANCE OF PURCHASE PRICE FOR THE PRC COMPANIES. As noted, IDW HK must pay the balance of the purchase price of $4,544,739, plus accrued interest, in installments on April 30, 2000 and May 31, 2000. IDW HK's outstanding Common Stock has been pledged to secure payment of those amounts. As noted, IDW HK expects to pay the $3,584,347 million, plus accrued interest, owing on April 30, 2000, through the collection of existing accounts receivable in the amount of approximately $3.5 million with any shortfall covered by Granite Bay's excess working capital. Granite Bay currently estimates that approximately $1.5 million

Page 21-FORM 8-K
will be needed to fund the May 31, 2000 payment of $960,392, plus accrued interest and provide necessary short term working capital for IDW and its subsidiaries. Granite Bay has or expects to have an $2.5 million available to fund the balance of the purchase price and to provide needed working capital and planned capital expenditures or meet its other working capital and debt obligations outlined in the next paragraph. If IDW HK is unsuccessful in timely collecting all its accounts receivable and the resources of Granite Bay were insufficient to cover the shortfall, then Granite Bay could face a total risk of loss of its investment in IDW and the underlying PRC Companies.

         GRANITE BAY'S CAPITAL RESOURCES AND LIQUIDITY. Granite Bay currently has no operating businesses that generate income that will provide working capital, other than prospective future income from the PRC Companies, which income is not expected to be available in significant amounts in the near future. Granite Bay has approximately $2.8 million of debt, secured by its real property due in June 2000. Additionally, Granite Bay expects to have additional liabilities through that period of approximately $200,000, not covered by collection of accounts receivable or other amounts owing Granite Bay from third parties. Besides needing to raise additional financing to allow IDW HK to pay the balance of the purchase price for the PRC Companies and to provide working capital, Granite Bay will need to refinance its existing debt to creditors or raise additional financing to cover such debt through the issuance of additional Common Stock and/or sale of its Salem, Oregon facility. While Granite Bay believes it will be able to raise such additional financing, there is no assurance such additional financing will be raised. In such event, Granite Bay could face a loss of its investment in the PRC Companies and possible action by its domestic creditors. Granite Bay also has or expects to have cash and accounts receivable totaling approximately $2.5 million available to meet those various obligations.


ITEM 5.  OTHER EVENTS.

         Stephen Kircher, a Granite Bay director, was elected Chairman of Granite Bay's Board of Directors, effective February 15, 2000.

         Granite Bay has changed its CUSIP No. to 387242100 and its trading symbol with NASDAQ to "GBAY" from "MRRW," such symbol change to be effective February 18, 2000.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.


EXHIBITS.  The following exhibits are included with this filing:

         1. Securities Purchase Agreement, effective as of January 31, 2000, among Morrow Snowboards, Inc. and the Sellers (listed on Exhibit A).

         2. Sale and Purchase Agreement, [February 1, 2000] among Vikay Industrial Ltd., Vikay Industrial (Hong Kong) Ltd. and International DisplayWorks, Inc.

         3. Supplemental Deed and Charge, dated [February 1, 2000] between International DisplayWorks (Hong Kong) Ltd. and International DisplayWorks, Inc., as Chargors, and Vikay Industrial ltd. (in Judicial Management) and Vikay Industrial (Hong Kong) Ltd., as Chargees.

Page 22-FORM 8-K

                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salem, State of Oregon, on February 15, 2000.

                                       MORROW SNOWBOARDS, INC.


                                       By:   /s/ P. Blair Mullin
                                          -------------------------------------
                                           P.  Blair Mullin
                                           PRESIDENT AND CHIEF FINANCIAL OFFICER
                                           (PRINCIPAL EXECUTIVE, FINANCIAL AND
                                            ACCOUNTING OFFICER

Page 23-FORM 8-K

                                  EXHIBIT INDEX

EXHIBIT NO.                DOCUMENT DESCRIPTION

99.13 Securities Purchase Agreement, effective as of January 31, 2000, among Morrow Snowboards, Inc. and the Sellers (listed on Exhibit A).

99.14 Sale and Purchase Agreement, [February 1, 2000] among Vikay Industrial Ltd., Vikay Industrial (Hong Kong) Ltd. and International DisplayWorks, Inc.

99.15 Supplemental Deed and Charge, dated [February 1, 2000] between International DisplayWorks (Hong Kong) Ltd. and International DisplayWorks, Inc., as Chargors, and Vikay Industrial ltd. (in Judicial Management) and Vikay Industrial (Hong Kong) Ltd., as Chargees.

Page 24-FORM 8-K